Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 31, 2005, except with respect to the matters discussed in paragraphs two through seven of Note 1, as to which the date is August 15, 2005, accompanying the consolidated financial statements and our report dated March 31, 2005 accompanying management's assessment of the effectiveness of internal control over financial reporting of Horizon Offshore, Inc. and subsidiaries included in the Annual Report on Form 10-K/A for the year ended December 31, 2004 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.
/s/ Grant Thornton LLP
Houston, Texas
September 13, 2005